Exhibit 21


                     WESTERN RESOURCES, INC.
                  Subsidiaries of the Registrant


                                         State of                Date
       Subsidiary                      Incorporation         Incorporated

1) Kansas Gas and Electric Company        Kansas            October 9, 1990

2) Westar Capital, Inc.                   Kansas            October 8, 1990

3) Protection One, Inc.                   Delaware          June 21, 1991

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